[LOGO]


                                         C&F Financial Corporation
                                         Eighth and Main Streets
                                         P.O. Box 391
                                         West Point, Virginia   23181




Dear Fellow Shareholders:

           You are cordially invited to attend the 1998 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 21, 1998, at 3:30 p.m. at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

           Please complete, sign, date and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded.
The proxy may be revoked at any time before it is voted at the Annual Meeting.

           We appreciate your continuing loyalty and support of Citizens and Farmers Bank and C&F Financial Corporation.


                                             Sincerely,

                                             /s/ Larry G. Dillon

                                             Larry G. Dillon
                                             President & Chief Executive Officer


West Point, Virginia
March 12, 1998


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                            C&F FINANCIAL CORPORATION
                             Eighth and Main Streets
                                  P. O. Box 391
                           West Point, Virginia 23181




                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD APRIL 21, 1998

           The 1998 Annual Meeting of Shareholders of C&F Financial Corporation (the "Company") will be held at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia, on Tuesday, April 21, 1998, at 3:30 p.m. for the following purposes:

            1. To elect one Class I director to serve until the 2000 Annual Meeting of Shareholders and two Class II directors to the Board of Directors of the Company to serve until the 2001 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice.

           2. To ratify the Board of Directors' appointment of Yount, Hyde & Barbour, P.C., as the Company's independent public accountants for 1998.

           3. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Shareholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


                                        By Order of the Board of Directors

                                        /s/ Gari B. Sullivan

                                        Gari B. Sullivan
                                        Secretary


March 12, 1998


IMPORTANT NOTICE

           Please complete, sign, date and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxies are revoked.


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


                            C&F FINANCIAL CORPORATION
                             Eighth and Main Streets
                                  P. O. Box 391
                           West Point, Virginia 23181


                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 1998


                                     GENERAL

           The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of C&F Financial Corporation (the "Company") to be held Tuesday, April 21, 1998, at 3:30 p.m. at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 12, 1998.


Revocation and Voting of Proxies

           Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR proposals 1 and 2, as set forth in the accompanying notice and further described herein.


Voting Rights of Shareholders

           Only those shareholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 1,924,755. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

           With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. The ratification of Yount, Hyde & Barbour, P.C., as the Company's independent public accountants requires the affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such proposals have been approved and therefore have no effect.

Solicitation of Proxies

           The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that officers and regular employees of the Company and Citizens and Farmers Bank (the "Bank") may make solicitations of proxies by telephone, telegram, special letter, or by special call, acting without compensation other than regular compensation. It is contemplated that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.


Principal Holders of Capital Stock

           The following table shows the share ownership as of February 20, 1998, of the shareholders known to the Company to be the beneficial owners of more than 5% of the Company's common stock, par value $1.00 per share, which are 0the only voting securities outstanding.

                              Amount and Nature
Name and Address                of Beneficial           Percent
of Beneficial Owner             Ownership(1)            of Class
-------------------             ------------            --------
Sture G. Olsson                  142,824(2)                7.4%
P. O. Box 311
West Point, VA 23181

W. T. Robinson                   106,258(2)                5.5%
P. O. Box 391
West Point, VA 23181

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.
(2) Includes shares held by affiliated corporations, close relatives, and children, and shares held jointly with spouses or as custodians or trustees for children, as follows: Mr. Olsson, 134,536 shares (held in a trust of which Crestar Bank and Mr. Olsson are co-trustees); Mr. Robinson, 53,129 shares owned by spouse.

           As of February 20, 1998, the directors and officers of the Company and its subsidiary bank beneficially owned as a group 345,738 shares (or approximately 17.8%) of Company common stock (including shares for which they hold presently exercisable stock options).


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

           The Company's Board is divided into three classes (I, II, and III) of directors. The term of office for Class II directors will expire at the Annual Meeting. One person named below, who currently serves as a director of the Company, will be nominated to serve as a Class I director and two persons named below, each of whom currently serves as a director of the Company, will be nominated to serve as Class II directors. If elected, the Class I nominee will serve until the 2000 Annual Meeting of Shareholders and the Class II nominees will serve until the 2001 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company's Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company's Board.

           Certain information concerning the nominees for election at the Annual Meeting as Class I and Class II directors is set forth below, as well as certain information about the other Class I director and Class III directors, who will continue in office until the 2000 and 1999 Annual Meeting of Shareholders, respectively.

                                                                                                  Number of Shares
                                                              Principal                          Beneficially Owned
                                  Served as               Occupation During                    as of February 20, 1998
Name (Age)                        Since(1)                 Past Five Years                      (Percent of Class)(2)
----------                        --------                 ---------------                      ---------------------

Class I Directors                   (Serving Until the 2000 Annual Meeting)

Larry G. Dillon (44)                1989             Chairman, President and                            20,601(3)
                                                     Chief Executive Officer of the                     (1.1%)
                                                     Company and the Bank

James H. Hudson, III (49)           1997 (4)         Attorney-at-Law                                     920
(Nominee)                                            Hudson & Bondurant, P.C.                              *

Class II Directors (Nominees)       (Serving Until the 2001 Annual Meeting)

Sture G. Olsson (77)                1952             Retired; previously Chairman of                   142,824(5)
                                                     the Board, Chesapeake Corporation                  (7.4%)

W. T. Robinson (85)                 1948             Retired; previously Chairman of                   106,258(5)
                                                     the Board of the Company and the Bank              (5.5%)

Class III Directors                 (Serving Until the 1999 Annual Meeting)

J. P. Causey Jr. (54)               1984             Senior Vice President, Secretary &               17,244
                                                     General Counsel of Chesapeake                         *
                                                     Corporation

William E. O'Connell, Jr. (60)      1994             Chessie Professor of Business,                    1,000
                                                     The College of William and Mary                       *

All Directors and Executive                                                                          345,738
     Officers as a group (13 persons)                                                                  (17.8%)



* Represents less than 1% of the total outstanding shares of the Company's common stock.

(1) Refers to the year in which the director was first elected to the Board of Directors of the Bank.
(2) See footnote 1 of table above "Principal Holders of Capital Stock" for description of how beneficial ownership has been determined for purposes of this table.
(3) Includes 6,734 shares as to which Mr. Dillon holds presently exercisable options. A description of such options is set forth below in greater detail in "Employee Benefit Plans - Incentive Stock Option Plan".

(4) Pursuant to the Bylaws of the Company and the Bank, Mr. Hudson was elected to the respective Boards as a Director of the Company and the Bank on July 15, 1997, to fill the vacancy created by the resignation of D. N. Sutton, Jr. on that date.
(5) Includes shares held by affiliated corporations, close relatives, children, and shares held jointly with spouses or as custodians or trustees for children, as follows: Messrs. Olsson and W. T. Robinson, see discussion above under "Principal Holders of Capital Stock."

       The Board of Directors of the Bank consists of the six members of the Company's Board listed above as well as P. L. Harrell, Joshua H. Lawson, Paul C. Robinson, and Thomas B. Whitmore, Jr.

           The Board of Directors is not aware of any family relationship between any director or person nominated by the Company to become director; nor is the Board of Directors aware of any involvement in legal proceedings which are material to any impairment of the ability or integrity of any director or person nominated to become a director. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINATED TO SERVE AS A CLASS I DIRECTOR AND THE DIRECTORS NOMINATED TO SERVE AS CLASS II DIRECTORS.


Board Committees and Attendance

           During 1997, there were 10 meetings of the Board of Directors of the Company and 15 meetings of the Board of Directors of the Bank. With the exception of Mr. Olsson, each director attended at least 75% of all meetings of the boards and committees on which he served. The Board of Directors of the Company has a Capital Plan Committee and the Board of Directors of the Bank has Executive, Compensation, and Audit Committees.

           Members of the Capital Plan Committee are Messrs. Causey, Dillon, Hudson, O'Connell, and W. T. Robinson. The Capital Plan Committee reviews capital related matters and submits proposals or recommendations to the Board of Directors. The Capital Plan Committee met three times during 1997.

           Members of the Executive Committee are Messrs. Causey, Dillon, Hudson, O'Connell, Olsson, and W. T. Robinson. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee did not meet during 1997.

           Members of the Compensation Committee are Messrs. Causey, Harrell, Hudson, and Whitmore. The Compensation Committee recommends the level of compensation of each officer of the Bank, the granting of stock options and other employee remuneration plans to the Board of Directors. The Compensation Committee met three times during 1997.

           Members of the Audit Committee are Messrs. Causey, Lawson, and P. Robinson. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Company's independent public accountants. The Audit Committee met three times during 1997.

           The Board has no separate nominating committee. The entire Board reviews, on an as-needed basis, the qualifications of candidates for membership to the Board.

Directors' Fees

           Each of the directors of the Company is also a director of the Bank. Effective January 1, 1997, non-employee members of the Board of Directors of the Bank receive an annual retainer of $2,500, payable quarterly, with a base meeting fee of $300 per day for Company or Bank meetings and a fee of $100 for each secondary meeting of the Company, Bank or any committees thereof held on the same day as a meeting for which the base meeting fee is paid.


Interest of Management in Certain Transactions

           As of December 31, 1997, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors, principal shareholders and their associates amounted to $2,790,251, or 8.8%, of total capital. The maximum aggregate amount of such indebtedness during 1997 was $2,151,434, or 6.8%, of total year-end capital. These loans were made in the ordinary course of the Bank's business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with officers, directors, principal shareholders and their associates.

           The firm of Thrift Insurance Corporation serves as the local agent for the Fidelity and Deposit Company of Maryland. Mr. Lawson, a director of the Bank, is the majority owner of Thrift Insurance Corporation. The Bank maintains its various insurance policies including its blanket bond coverage, directors and officers liability coverage, and building and equipment coverage through Fidelity and Deposit Company of Maryland. All premiums are negotiated directly with representatives of Fidelity and Deposit Company of Maryland. During 1997, the Bank paid premiums totaling $39,399 to Thrift Insurance Corporation, as agent, for the insurance coverage maintained by the Bank.

           During 1997 the Company and the Bank and its subsidiaries utilized the legal services of the law firm of Hudson and Bondurant P.C., of which James
H. Hudson, III is a partner. The amount of fees paid to Hudson and Bondurant, P.C. did not exceed 5% of the firm's gross revenue.


Executive Compensation

           Summary of Cash and Certain Other Compensations. The following table shows the cash compensation paid to Mr. Dillon, President and Chief Executive Officer of the Company, during 1997, 1996, and 1995. During 1997, no other executive officer of the Company received compensation in excess of $100,000.

                         SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                          Annual Compensation                        Compensation
                                          -------------------                        ------------
                                                                                                            All
Name and                                                       Other Annual                                Other
Principal Position         Year       Salary      Bonus(1)     Compensation(2)         Options(3)      Compensation(4)
------------------         ----       ------      --------     ---------------         ----------      ---------------
Larry G. Dillon            1997      $120,000     $40,000          -                  1,600              $19,118
    President/Chief        1996       102,500      20,000          -                  1,600               17,126
    Executive Officer      1995        92,500      15,000          -                  1,500               16,322

(1) All bonuses were paid under the Management Incentive Bonus Plan, which is described below in "Employee Benefit Plans".
(2) The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Commission did not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported in each of the three years reported for Mr. Dillon, and therefore, is not required to be reported.
(3) 1997 options were granted at an exercise price of $25.00 per share; 1996 options were granted at an exercise price of $18.75 per share; 1995 options were granted at an exercise price of $20.50 per share.
(4) $6,966, $11,711, and $10,908, were paid under the Bank's Profit-Sharing Plan for 1997, 1996, and 1995, respectively, and $5,383, $5,415, and
         $5,414, were paid under the Bank's Split-Dollar Insurance Program for 1997, 1996, and 1995, respectively, which are described below under "Employee Benefit Plans". $6,769 was paid under the Bank's 401(k) Plan for 1997, which is described below in "Employee Benefit Plans".


         Stock Options and SAR. The following table shows all grants of options to Mr. Dillon in 1997:

                      Option/SAR Grants in Last Fiscal Year

                                                                                     Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                    of Stock Price Appreciation
                                           Individual Grants                                for Option Term
                                           -----------------                                ---------------

                                         % of Total
                                    Options Granted       Exercise or
                    Options         to Employees in       Base Price     Expiration            5%        10%
Name              Granted (#)(1)        Fiscal Year        ($/Sh)          Date               ($)        ($)
----              --------------        -----------        ------          ----               ---        ---

Larry G. Dillon       1,600                9.8%            25.00         12/16/07           25,156     63,750

(1) Vesting is as follows: One-third by December 16, 1998; two-thirds by December 16, 1999; and 100% by December 16, 2000.


          Option/SAR Exercises and Holdings. The following table shows stock options exercised by Mr. Dillon in 1997:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Options/SAR Values

                                                                                                Value of Unexercised
                                                           Number of Unexercised                    In-the-Money
                                                                Options at                           Options at
                         Shares                            December 31, 1997 (#)                December 31, 1997 ($)
                       Acquired on            Value            Exercisable/                         Exercisable/
Name                  Exercise (#)        Realized ($)        Unexercisable                         Unexercisable
----                  ------------        ------------        -------------                         -------------

Larry G. Dillon           2,800              38,500               8,734/                              70,571/
                                                                   3,166                               12,078



Change in Control Arrangements

         The Company has entered into a "change in control agreement" with Mr. Dillon. The agreement provides certain payments to and benefits for Mr. Dillon in the event of a termination of his employment by the Company without "cause," or by Mr. Dillon for "good reason," during the period beginning on the occurrence of a "change in control" (as defined) of the Company and ending sixty-one days after the second anniversary of the change in control date. In such event, Mr. Dillon would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest aggregate annual base salary during the 24 month period preceding the change in control date and his highest aggregate annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, split dollar insurance and similar benefits under the Company's welfare benefit plans and to have the three year period credited as service towards completion of any service requirement for retiree coverage under the Company's welfare benefit plans; and (iii) if Mr. Dillon requests within one year after his termination, to have the Company acquire his residence for its appraised fair market value. During the term of the agreement following a change in control, Mr. Dillon may voluntarily terminate his employment and become entitled to these payment and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in his position, authority or responsibilities or a reduction in his rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date.

         Payments and benefits provided under the agreement will be reduced, if and to the extent necessary, so that Mr. Dillon will not be subject to a federal excise tax on, and the Company will not be denied an income tax deduction on account of having made excess parachute payments.


Employee Benefit Plans

           Management Incentive Bonus Plan. The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effective January 1, 1987. The Bonus Plan is offered to selected members of management. The bonus is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount is done by the Board of Directors of the Bank. Payment of the bonus is based on individual performance and paid in cash as a percentage of the respective individual's base salary. Expense is accrued in the year of the specified bonus performance.

           Other than the Bonus Plan (above), the Incentive Stock Option Plan (detailed below), and the Split-Dollar Insurance Program (detailed below), there are no personal benefits provided to principal officers and directors which are not provided to all other full-time employees.

           Profit-Sharing/401(k) Plan. The Bank maintains a Defined Contribution "Profit-Sharing" Plan sponsored by the Virginia Bankers Association. The plan was amended effective January 1, 1997, to include a 401(k) savings provision, which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The profit-sharing arrangement provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year, and on each participant's yearly earnings. All full-time employees with at least six months of service are eligible to participate. Contributions and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 40% vested after four years of service, 60% after five years, 80% after six years, and fully vested after seven years.

           Retirement Plan. The Bank has a Non-Contributory Defined Benefit Retirement Plan (the "Retirement Plan") covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, and the normal retirement date is the plan anniversary date nearest the employee's 65th birthday. The Retirement Plan does not cover directors who are not active officers. The amount expensed for the Retirement Plan during the year ended December 31, 1997, was $93,258.
           The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.


Consecutive Five-Year                             Years of Credited Service
     Average Salary                15                20               25                30               35
--------------------------     -----------      -----------       -----------      -----------       ---------
       $    25,000           $  4,688          $  6,250          $  7,813        $   8,750         $    9,688
            40,000              8,693            11,590            14,488           16,385             18,283
            55,000             13,193            17,590            21,988           25,010             28,033
            75,000             19,193            25,590            31,988           36,510             41,033
           100,000             26,693            35,590            44,488           50,885             57,283
           125,000             34,193            45,590            56,988           65,260             73,533
           150,000             41,693            55,590            69,488           79,635             89,783

           Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $29,400 for a person age 65 in 1997. Compensation is currently limited to $160,000 by Internal Revenue Code. The estimated annual benefit payable under the Retirement Plan upon retirement is $73,680 for Mr. Dillon, credited with 40 years of service. Benefits are estimated on the basis that he will continue to receive, until age 65, covered salary in the same amount paid in 1997.

           Split-Dollar Insurance Plan. In addition to a group life insurance plan that is available to all full-time employees, the Bank offers a Split-Dollar Insurance Program to selected members of management. The insurance benefit under this program is equal to five times an officer's annual salary in effect at the time the officer is enrolled in the program. While the Bank advances a portion of the annual premium expense, each participant is obligated to reimburse, without interest, the aggregate amount advanced on his behalf during his participation in the program. Citizens and Farmers Bank recovers its cost from each participant at retirement or from the proceeds of the policy if the participant dies before reaching retirement age.

           Incentive Stock Option Plan. The Company adopted the 1994 Incentive Stock Plan (the "Incentive Plan") effective May 1, 1994. The Incentive Plan makes available up to 100,000 shares of common stock for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock (collectively, "Awards"). The purpose of the Incentive Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Company and with growth in shareholder value. The Incentive Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

           Under the terms of the Incentive Plan, the Compensation Committee of the Board of Directors of the Bank (the "Committee") administers the plan. The Committee will have the power to determine the key employees to whom Awards shall be made.

           Each Award under the Incentive Plan will be made pursuant to a written agreement between the Company and the recipient of the Award (the "Agreement"). In administering the Incentive Plan, the

Committee will have the authority to determine the terms and conditions upon which Awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Incentive Plan and the Agreements, to establish, amend, or waive rules or regulations for the Incentive Plan's administration, to accelerate the exercisability of any Award, the end of any performance period, or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Incentive Plan.

           The Board may terminate, amend, or modify the Incentive Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations under
Section 16 of the Securities Exchange Act of 1934 or pursuant to any other applicable laws, rules, or regulations.


Compensation Committee Report on Executive Compensation.

         The Compensation Committee (the "Committee"), which is composed of non-employee Directors of the Company and the Bank listed below, recommends to the Board of Directors of the Bank (the "Board") the annual salary levels and any bonuses to be paid to the Bank's executive officers. The Committee also makes recommendations to the Board regarding the issuance of stock options and all other compensation related matters.

         Currently, the individuals serving as Chief Executive Officer and executive officers of the Company also serve in the same capacities, respectively, for the Bank. These officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company.

         The primary objective of the Bank's executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Bank in a manner to promote its growth and profitability and advance the interest of the Company's stockholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual's and the organization's performance in achieving the organization's goals and objectives, both financial and non-financial, and in helping to build value for the Company's stockholders. Based on its evaluation of these factors, the Committee believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

         The principal elements of the Bank's compensation program include base annual salary, short-term incentive compensation under the Bank's Management Incentive Bonus Plan, and long-term incentive through the grants of stock options under the 1994 Incentive Stock Plan.

         In considering compensation for the Chief Executive Officer and the other executive officers, the Committee relied on compensation surveys and an evaluation of the officers' level of responsibility and performance. In 1997, the Committee used the following compensation surveys to assist in developing its recommendation on compensation: the SNL Executive Compensation Review; the Sheshunoff Bank Executive and Director Compensation Survey; and the Virginia Bankers Association's Salary Survey of Virginia Banks. The Committee believes that these are relevant and appropriate indicators of compensation paid by the Bank's competitors. The Committee received an evaluation by the Chief Executive Officer of the performance of the executive officers (other than the Chief Executive Officer) during 1997. The Committee evaluated the performance of the Chief Executive Officer based on the financial performance of the Company and the Bank, achievements in implementing the Bank's long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance in 1997 was evaluated as outstanding, with the Company and the Bank achieving record earnings and significant progress being made on the Bank's long-term strategy.

         Based on the salary surveys and the performance evaluations, the Committee generally set base annual salaries for the Chief Executive Officer and the other executive officers in the median range of salaries contained in the various surveys for comparable positions. Adjustments to base annual salary for 1998 ranged from a base salary increase of 3.6% to 16.7% for the Bank's executive officers, with the Chief Executive Officer receiving a 16.7% increase.

         The Committee also reviewed each executive officer's performance and responsibility to assess the payment of short-term incentive compensation. The Committee uses the compensation surveys and takes into consideration the performance of the Bank relative to its peer group, taking into consideration profit growth, asset growth, return on equity, and return on assets. No particular weight is given to each of these elements. For 1997, the Committee recommended the payment of cash bonuses to all the executive officers ranging from 14% to 33% of base salary, with the Chief Executive Officer receiving a cash bonus of 33% of base salary. The cash bonuses were given based upon the role of such officers in the growth and profitability of the Bank in 1997.

         Each year, the Committee also considers the desirability of granting long-term incentive awards under the Company's 1994 Incentive Stock Option Plan. The Committee believes that grants of options focus the Bank's senior management on building profitability and shareholder value. The Committee notes in particular its view that stock option grants afford a desirable long-term compensation method because they closely ally the interests of management with shareholder value. In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviewed with the Chief Executive Officer recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the senior management group. The award to the Chief Executive Officer was fixed separately and was based, among other things, on a review of competitive compensation data from selected peer companies and information on his total compensation as well as the Committee's perception of his past and expected future contributions to the Company's achievement of its long-term goals.

                             Compensation Committee

                           J. P. Causey Jr. - Chairman
                                 P. Loy Harrell
                              James H. Hudson, III
                             Thomas B. Whitmore, Jr.


Compensation Committee Interlocks and Insider Participation

         During 1997 and up to the present time, there were transactions between the Company's banking subsidiary and certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involve more than the normal risk of collectibility or present other unfavorable features.

         None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its affiliates. No director may serve as a member of the Committee if he is eligible to participate in the Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the Incentive Plan.

Performance Graph

           The following graph compares the yearly cumulative total shareholder return on the Company's common stock with (1) the yearly cumulative total shareholder return on stocks included in the NASDAQ stock index and (2) the yearly cumulative total shareholder return on stocks included in the Independent Bank Index prepared by the Carson Medlin Company. The Independent Bank Index is the compilation of the total return to shareholders over the past 5 years of a group of twenty-three independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia.

           There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN



                                    [GRAPH]

                            C&F FINANCIAL CORPORATION
                          Five Year Performance Index


                                            1992  1993  1994  1995  1996  1997
                                            ----  ----  ----  ----  ----  ----
C&F FINANCIAL CORPORATION                    100   101   122   126   119   170
INDEPENDENT BANK INDEX                       100   125   153   208   248   358
NAXDAQ INDEX                                 100   115   112   159   195   240

Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires directors, executive officers and 10% beneficial owners of the Company's common stock to file reports concerning their ownership of common stock. The Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1997.


                                  PROPOSAL TWO
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           The Board of Directors, subject to ratification by the shareholders, has appointed Yount, Hyde & Barbour, P.C. as independent public accountants for the current fiscal year ending December 31, 1998.

           A representative of Yount, Hyde & Barbour, P.C. will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders. Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent public accountants of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS.


                                 OTHER BUSINESS

           As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

           Proposals of shareholders intended to be presented at the 1999 Annual Meeting must be received by the Company no later than November 20, 1998. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Company's Secretary, at the Company's principal office in West Point, Virginia, on or before the date set forth above.

                                     By Order of the Board of Directors



                                     /s/ Gari B. Sullivan

                                     Gari B. Sullivan
                                     Secretary

West Point, Virginia
March 12, 1998

A copy of the Company's Annual Report on Form 10-K Report (including, exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 1997, will be furnished without charge to shareholders upon written request directed to the Company's Secretary as set forth on the first page of this Proxy Statement.